UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2004

ADVANCED MARKETING SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16002 (Commission File Number)	95-3768341 (IRS Employer Identification No.)

5880 Oberlin Drive San Diego, California (Address of Principal Executive Offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 457-2500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01
SIGNATURES
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On October 27, 2004, Advanced Marketing Services, Inc. (the “Company”), a Delaware corporation, issued a public announcement, which is incorporated into this Item 5.02 by reference, announcing the retirement of Charles C. Tillinghast as a director and as its President and Chief Executive Officer, effective as of November 12, 2004. Bruce C. Myers, the Company’s current Chief Financial Officer, will replace Mr. Tillinghast as a director and as its President and Chief Executive Officer to serve in accordance with the Bylaws of the Company and until his successor has been duly appointed and qualified, effective as of November 12, 2004.

     The Company and Mr. Myers have entered into an employment agreement, effective as of November 12, 2004, pursuant to which Mr. Myers will serve as the Company’s President and Chief Executive Officer. The term of the employment agreement expires on April 11, 2006 (the “Term”). Mr. Myers’ employment is at-will until either party gives notice of termination. Under the employment agreement, Mr. Myers will receive a base salary at an annual rate of $450,000. Mr. Myers will also serve as a member of the Company’s Board of Directors without any additional compensation. Additionally, Mr. Myers will be eligible for a discretionary annual bonus equal to 50% of his base salary upon meeting certain objectives set by the Company’s Board of Directors. Mr. Myers will also receive, effective November 12, 2004, options to purchase 100,000 shares of the Company’s common stock with an exercise price per share equal to the closing price of the Company’s common stock on November 12, 2004. These stock options will vest in equal annual installments of 20% on each anniversary of the grant date.

     Under the employment agreement, if the Company terminates Mr. Myers’ employment other than for cause, Mr. Myers will be entitled to (i) continued payment of his then current base salary for the remainder of the Term and (ii) additional severance payments in accordance with the Company’s policies for senior executives in effect at the time of termination and in any event no less than six months’ base salary.

     In addition, the Company and Mr. Myers have agreed that the Change of Control Agreement entered into between the Company and Mr. Myers in April 2004 shall remain in effect. The Change of Control Agreement provides that if after a change of control Mr. Myers (i) is discharged by the Company for any reason other than for cause prior to the one year anniversary of such change of control, (ii) terminates his employment with the Company for good reason prior to the one year anniversary of such change of control or (iii) terminates his employment with the Company for any reason, or for no reason, upon not less than 90 days’ prior written notice to the Company, during the period commencing on the one year anniversary of such change of control and ending on the 30th day following the one year anniversary of such change of control, then any unvested stock options owned by Mr. Myers will vest and Mr. Myers will be entitled to a severance payment. Subject to certain circumstances described in the Change of Control Agreement that could increase the amount of the severance payment, the severance payment is an amount equal to the sum of (a) the base salary then in effect for the fiscal year in which the change of control occurs, and (b) 100% of Mr. Myers’ target bonus, at budget, for the fiscal year in which the change of control occurs.

     Mr. Myers, age 49, was named the Company’s Chief Financial Officer in April 2004. From October 2003 through March 2004, Mr. Myers provided financial consulting services primarily to the Company. From December 1998 through May 2002, Mr. Myers served as the Executive Vice President and Chief Financial Officer of Pharmacopeia, Inc., a NASDAQ company. In that role he was charged with overseeing Pharmacopeia’s finance, treasury, and accounting functions. He additionally was responsible for management of information systems, facilities, corporate development and investor relations. Prior to this Mr. Myers served as Chief Financial Officer and Secretary of the Board of the GTI Corporation and Chief Financial Officer and Interim Chief Operating Officer of Photomatrix, Inc. Mr. Myers began his career at Arthur Anderson & Co. where he worked from 1977 to 1989.

     The Company paid Mr. Myers $216,000 for financial consulting services rendered between September 2003 and March 2004, prior to his appointment as the Company’s Chief Financial Officer.

     A copy of the public announcement is attached to this Current Report as Exhibit 99.1.

     A copy of the employment agreement between the Company and Mr. Myers is attached to this Current Report as Exhibit 99.2.

     A copy of the Change of Control Agreement between the Company and Mr. Myers is attached to this Current Report as Exhibit 99.3.

Item 9.01	Exhibit

Exhibit 99.1	Public announcement of Advanced Marketing Services, Inc., dated October 27, 2004.
Exhibit 99.2	Employment agreement between Advanced Marketing Services, Inc. and Bruce C. Myers, dated October 27, 2004.
Exhibit 99.3	Change of Control Agreement between Advanced Marketing Services, Inc. and Bruce C. Myers, dated October 27, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MARKETING SERVICES, INC.
Date: October 29, 2004	By:	/s/ Bruce C. Myers
Bruce C. Myers
Executive Vice President & Chief Financial Officer